Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined consolidated financial information has been prepared to illustrate the effect of Intrexon Corporation’s (“Intrexon”) acquisition of Oxitec Limited (“Oxitec”).
The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and factually supportable. The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2014 and for the six months ended June 30, 2015 present the results of operations of Intrexon and Oxitec as if Intrexon’s acquisition of Oxitec had been consummated on January 1, 2014. The unaudited pro forma condensed combined consolidated balance sheet is based on the individual historical consolidated balance sheets of Intrexon and Oxitec as of June 30, 2015 and gives effect to the acquisition as if it had been consummated on June 30, 2015. The unaudited pro forma condensed combined consolidated financial statements show the impact on the combined statements of operations under the acquisition method of accounting under Financial Accounting Standards Board Accounting Standard Codification 805, Business Combinations, with Intrexon treated as the acquirer. Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recorded as goodwill.
The following unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the historical results that would have been obtained had Intrexon and Oxitec been a combined company during the periods presented or the results the combined company may achieve in future periods. There were no material transactions between Intrexon and Oxitec during the periods presented in the unaudited pro forma condensed combined consolidated financial statements that require elimination.
The unaudited pro forma condensed combined consolidated financial information is derived from and should be read in conjunction with the historical financial statements and related notes included elsewhere in this Form 8-K/A and Intrexon's historical filings. Intrexon prepares its historical financial information in accordance with accounting principles generally accepted in the United States (“US GAAP”) with all amounts stated in United States dollars. Oxitec prepares its historical financial information in accordance with the United Kingdom Financial Reporting Standards for Smaller Entities (“UK FRSSE”) with all amounts presented in British Pounds (“GBP”).
The following unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements;

•
the historical consolidated financial statements of Intrexon as of and for the year ended December 31, 2014 included in its Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2015 and Intrexon’s historical consolidated financial statements for the six months ended June 30, 2015 included in its Form 10-Q filed with the SEC on August 10, 2015; and

•	the historical consolidated financial statements of Oxitec as of and for the periods ended June 30, 2015 and December 31, 2014 included in this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Six Month Period Ended June 30, 2015
(Thousands of dollars, except per share data)

	Historical Intrexon, as reported	Historical Oxitec, Adjusted for US GAAP and Reclassifications (Note 5)	Pro Forma Adjustments	Footnotes	Pro Forma Combined
Revenues:
Collaboration and licensing revenues	$31,964	$—	$—		$31,964
Product revenues	23,199	—	—		23,199
Services revenues	23,212	—	—		23,212
Other revenues	365	381	—		746
Total revenues	78,740	381	—		79,121
Operating expenses:
Cost of products	20,439	—	—		20,439
Cost of services	11,865	—	—		11,865
Research and development	99,688	2,887	—		102,575
Selling, general and administrative	51,301	1,684	—		52,985
Total operating expenses	183,293	4,571	—		187,864
Operating loss	(104,553)	(4,190)	—		(108,743)
Other income (expense), net:
Unrealized and realized appreciation in fair value of equity securities	94,845	—	—		94,845
Other expense, net	(117)	(359)	366	(A)	(110)
Total other income (expense), net	94,728	(359)	366		94,735
Equity in net loss of affiliates	(4,136)	—	—		(4,136)
Loss before income taxes	(13,961)	(4,549)	366		(18,144)
Income tax benefit (expense)	(1,729)	807	82	(B)	(840)
Net loss	(15,690)	(3,742)	448		(18,984)
Net loss attributable to the noncontrolling interests	2,124	—	—		2,124
Net loss attributable to Intrexon	$(13,566)	$(3,742)	$448		$(16,860)
Net loss attributable to Intrexon per share, basic and diluted	$(0.13)				$(0.16)
Weighted average shares outstanding, basic and diluted	107,720,040		878,921		108,598,961

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Year Ended December 31, 2014
(Thousands of dollars, except per share data)

	Historical Intrexon, as reported	Historical Oxitec, Adjusted for US GAAP and Reclassifications (Note 5)	Pro Forma Adjustments	Footnotes	Pro Forma Combined
Revenues:
Collaboration and licensing revenues	$45,212	$—	$—		$45,212
Product revenues	11,481	—	—		11,481
Services revenues	14,761	—	—		14,761
Other revenues	476	866	—		1,342
Total revenues	71,930	866	—		72,796
Operating expenses:
Cost of products	11,035	—	—		11,035
Cost of services	8,225	—	—		8,225
Research and development	58,983	5,183	—		64,166
Selling, general and administrative	63,649	3,102	—		66,751
Total operating expenses	141,892	8,285	—		150,177
Operating loss	(69,962)	(7,419)	—		(77,381)
Other expense, net:
Unrealized depreciation in fair value of equity securities	(10,469)	—	—		(10,469)
Other expense, net	(28)	(468)	489	(A)	(7)
Total other expense, net	(10,497)	(468)	489		(10,476)
Equity in net loss of affiliates	(5,260)	—	—		(5,260)
Loss before income taxes	(85,719)	(7,887)	489		(93,117)
Income tax benefit	103	625	918	(B)	1,646
Net loss	(85,616)	(7,262)	1,407		(91,471)
Net loss attributable to the noncontrolling interests	3,794	—	—		3,794
Net loss attributable to Intrexon	$(81,822)	$(7,262)	$1,407		$(87,677)
Net loss attributable to Intrexon per share, basic and diluted	$(0.83)				$(0.88)
Weighted average shares outstanding, basic and diluted	99,170,653		878,921		100,049,574

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
At June 30, 2015
(Thousands of dollars)

	Historical Intrexon, as reported	Historical Oxitec, Adjusted for US GAAP and Reclassifications (Note 5)	Pro Forma Adjustments	Footnotes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$98,899	$6,463	$(78,759)	(C)	$26,603
Short-term investments	67,431	1,193	—		68,624
Receivables
Trade, net	141,133	88	—		141,221
Related parties	17,406	—	—		17,406
Note	1,521	—			1,521
Other	670	1,210	154	(G)	2,034
Inventory	27,001	—	—		27,001
Prepaid expenses and other current assets	5,477	197	—		5,674
Total current assets	359,538	9,151	(78,605)		290,084
Equity securities	101,896	—	—		101,896
Property, plant and equipment, net	40,863	1,267	—		42,130
Intangible assets, net	162,234	—	99,646	(D)	261,880
Goodwill	118,965	—	50,251	(E)	169,216
Investments in affiliates	2,960	—	—		2,960
Other assets	6,483	—	—		6,483
Total assets	$792,939	$10,418	$71,292		$874,649
Liabilities and Total Equity
Current liabilities:
Accounts payable	$7,322	$380	$—		$7,702
Accrued compensation and benefits	12,430	152	—		12,582
Other accrued liabilities	6,875	367	1,604	(F)	8,846
Deferred revenue	28,737	—	—		28,737
Lines of credit	873	—	—		873
Current portion of long-term debt	1,427	7,642	(7,642)	(A)	1,427
Current portion of deferred consideration	7,559	—	9,449	(C)	17,008
Related party payables	57,584	—	—		57,584
Total current liabilities	122,807	8,541	3,411		134,759
Long term debt, net of current portion	8,040	—	—		8,040
Deferred consideration, net of current portion	13,396	—	1,991	(C)	15,387
Deferred revenue, net of current portion	151,273	—	—		151,273
Deferred tax liability	9,609	—	13,176	(G)	22,785
Other long-term liabilities	887	—	—		887
Total liabilities	306,012	8,541	18,578		333,131
Total equity:
Common stock	—	12	(12)	(H)	—
Additional paid-in capital	948,922	39,739	16,456	(C), (H)	1,005,117
Accumulated deficit	(471,802)	(37,874)	36,270	(F), (H)	(473,406)
Accumulated other comprehensive loss	(2,285)	—			(2,285)
Total Intrexon shareholders’ equity	474,835	1,877	52,714		529,426
Noncontrolling interests	12,092	—	—		12,092
Total equity	486,927	1,877	52,714		541,518
Total liabilities and total equity	$792,939	$10,418	$71,292		$874,649

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Basis of Pro Forma Presentation
Effective September 4, 2015 (the “Closing Date”), Intrexon acquired all of the issued and to be issued outstanding share capital of Oxitec pursuant to an Agreement for the Acquisition of the Entire Issued and To Be Issued Share Capital of Oxitec, dated August 7, 2015 (the “Acquisition Agreement”). The aggregated consideration paid consisted of (i) 1,359,343 shares of Intrexon common stock (the “Stock Consideration”) and (ii) $90.2 million in cash (the “Cash Consideration”), inclusive of estimated net cash and working capital adjustments, as defined in the Acquisition Agreement, totaling approximately $9.4 million which are to be paid within 85 days of the Closing Date. Stock Consideration totaling 480,422 shares and Cash Consideration totaling approximately $2.0 million were withheld as escrow at the closing of the Acquisition (the “Closing”), and are issuable and payable, respectively, 18 months after the Closing, subject to reduction for satisfaction of any claims for indemnification made by Intrexon under the Acquisition Agreement.
The unaudited pro forma condensed combined consolidated statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the acquisition as if it were completed on January 1, 2014. The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2015 gives effect to the acquisition as if it were completed on June 30, 2015.
The unaudited pro forma condensed combined consolidated financial statements have been derived from the historical consolidated financial statements of Intrexon and historical consolidated financial statements of Oxitec. Assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements. Because the unaudited pro forma condensed combined consolidated financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the acquisition may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.
The acquisition is reflected in the unaudited pro forma condensed combined consolidated financial statements as being accounted for based on the guidance provided by accounting standards for business combinations. Under the acquisition method of accounting, the total estimated purchase price is allocated as described in Note 3. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value. The fair value measurements use estimates based on key assumptions of the acquisition, and historical and current market data. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The purchase price allocation is considered preliminary and the final amounts recorded may differ materially from the information presented. Management expects the purchase price allocation to be finalized by the first quarter of 2016. The unaudited pro forma condensed combined consolidated financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the acquisition is completed.
For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Intrexon has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The unaudited pro forma condensed combined consolidated financial statements are prepared under accounting principles generally accepted in the United States of America (“US GAAP”) and are presented in United States dollars. Certain adjustments were made to Oxitec’s historical financial information to: convert the financial statements of Oxitec from UK FRSSE to US GAAP, conform to Intrexon’s classifications and translate the GBP amounts to United States dollars, as set out further in Note 5. The historical assets and liabilities of Oxitec are translated from GBP into United States dollars at the exchange rate in effect at the pro forma balance sheet date. Revenue and expense amounts are translated at average rates during the applicable pro forma period.
Note 2. Accounting Policy Changes and Reclassifications
Intrexon performed certain procedures for the purpose of identifying any material adjustments to convert the Oxitec financial statements from UK FRSSE to US GAAP, material differences in the presentation of financial information between Intrexon and Oxitec, and whether any reclassifications would be required in connection with preparing uniform financial statements. See Note 5 for further discussion. Preliminary procedures performed by Intrexon have involved a review of Oxitec’s historical financial statements, the summary of significant accounting policies contained in Oxitec’s financial statements and preliminary discussion with Oxitec management regarding Oxitec’s presentation of financial information. While Intrexon expects to engage in additional discussions with Oxitec’s management, the preliminary procedures performed have identified insignificant adjustments from UK FRSSE to US GAAP and insignificant changes in the presentation of certain financial statement line items as discussed below. Differences between these preliminary procedures and the final accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated combined financial statements.

The historical consolidated financial statements of Oxitec and Intrexon presented herein have been adjusted by condensing certain insignificant line items, reclassifying or expanding certain line items in order to conform certain Oxitec line items to Intrexon’s financial statement presentation under US GAAP.
Note 3. Preliminary Purchase Price Allocation; Funding Sources and Uses
Preliminary Purchase Price Allocation
The estimated fair value of the consideration transferred is $146.4 million and consists of $78.8 million of cash paid at closing, $56.2 million of shares of Intrexon common stock issued and to be issued, and $11.4 million of deferred cash. Deferred cash includes $9.4 million of cash paid within 85 days of the Closing Date for estimated net cash and working capitals adjustments as defined in the Acquisition Agreement. The preliminary allocation of the consideration transferred as of the acquisition date is as follows (in thousands):

Cash	$3,780
Accounts receivable, net	125
Other receivables	7,395
Prepaid expenses and other current assets	121
Property, plant and equipment	1,198
Intangible assets	96,854
Total assets	109,473
Accounts payable	1,187
Accrued expenses	456
Deferred revenue	120
Deferred tax liability	12,584
Total liabilities	14,347
Net assets acquired	95,126
Goodwill	51,268
Total consideration transferred	$146,394
The above fair values of assets acquired and liabilities assumed are considered preliminary and differ from the amounts that appear in the pro forma balance sheet primarily as a result of certain working capital and foreign currency translation adjustments between the pro forma balance sheet and the acquisition date. The final fair values of assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined consolidated financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the acquisition from those preliminary valuations presented in these unaudited pro forma condensed combined consolidated financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill.
Funding Sources and Uses
The acquisition was funded at closing out of existing cash and cash equivalents and through the issuance of shares of Intrexon common stock. Intrexon expects to fund the $11.4 million deferred cash payment from existing cash and cash equivalents.
Note 4. Pro Forma Adjustments

(A)
For the unaudited pro forma condensed combined consolidated statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014, this pro forma adjustment represents the removal of the US GAAP fair value adjustment and interest expense associated with Oxitec’s convertible debt that was outstanding during 2014 and 2015. This debt was converted to equity immediately prior to the acquisition. For the unaudited pro forma condensed combined consolidated balance sheet, this pro forma adjustment reflects the conversion of the debt that occurred immediately prior to the acquisition.

(B)
This pro forma adjustment represents the change in tax benefit (expense) as a result of estimated changes in a deferred tax liability arising from the acquisition and the limitation of research and development tax credits available to Oxitec as a result of the acquisition. Pro forma tax adjustments have been calculated using Oxitec’s statutory tax rate of 20 percent.

(C)
This pro forma adjustment represents the estimated fair value consideration of $78.8 million cash paid at closing, $56.2 million of Intrexon common stock issued or to be issued, and $11.4 million of deferred cash payments to acquire Oxitec. The $11.4 million of deferred cash payments includes an estimate for pro forma purposes of $9.4 million for net cash and working capital adjustments based upon net cash and working capital amounts as of the closing date. This pro forma adjustment does not reflect cash that will be paid for accrued acquisition related expense of $1.6 million.

(D)
This pro forma adjustment represents the change in intangible assets as a result of the preliminary estimated fair value of $99.6 million, which is based on the June 30, 2015 exchange rate. Intangible assets include in-process research and development. These intangible assets are not currently being amortized, but there could be amortization expense for this amount or a portion of this amount in future periods.

(E)
This pro forma adjustment reflects the change in goodwill as a result of the preliminary estimate of the excess of the purchase price over the fair value of Oxitec’s assets acquired and liabilities assumed. Goodwill, which is not expected to be deductible for tax purposes, represents the assembled workforce and the potential for future Oxitec products and technologies.

(F)	This pro forma adjustment represents the estimated accrual of $1.6 million additional expenses to complete this acquisition.

(G)
This pro forma adjustment represents an adjustment to a refundable research and development tax credit and a deferred tax liability resulting from the acquisition. Due to the structure of acquisition, the intangible assets acquired will not be recognized or amortized for tax purposes.

(H)	This pro forma adjustment reflects the elimination of Oxitec’s $1.9 million historical equity balance.
Note 5. UK FRSSE to US GAAP Adjustments, Foreign Currency Translation and Reclassifications
The historical financial information of Oxitec was prepared in accordance with UK FRSSE with all amounts presented in GBP. The Oxitec historical financial information reflected in the pro forma financial information has been adjusted for the identified preliminary differences between UK FRSSE and US GAAP and translated from the GBP amounts into United States dollars. The adjustments from UK FRSSE to US GAAP primarily include adjustments related to share based compensation expense and convertible loans. These adjustments are discussed further in Note 22 in the historical Oxitec audited consolidated financial statements for the year ended December 31, 2014 filed as exhibit 99.1 in this Form 8-K/A and Note 15 in the historical Oxitec unaudited condensed consolidated financial statements for the six month period ended June 30, 2015 filed as exhibit 99.2 in this Form 8-K/A.
Oxitec’s historical financial information as of June 30, 2015 reflected in the pro forma financial information was translated from GBP to United States dollars using the spot rate of $1.5717 to GBP1.00. Oxitec’s historical financial information for the year ended December 31, 2014 was translated from GBP to United States dollars using an average exchange rate of $1.6476 to GBP1.00. Oxitec’s historical financial information for the six months ended June 30, 2015 was translated from GBP to United States dollars using an average exchange rate of $1.5233 to GBP1.00.
Intrexon made certain presentation reclassifications to the current assets and current liabilities in Oxitec’s historical financial information as of June 30, 2015 so their presentation would be consistent with US GAAP and Intrexon’s financial statement line items. Intrexon made certain presentation reclassifications to administrative expenses in Oxitec’s historical financial information for the year ended December 31, 2014 and six months ended June 30, 2015 so their presentation would be consistent with US GAAP and Intrexon’s financial statements line items.